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Exhibit 5

                                 June 30, 2000

DDi Corp.
1220 Simon Circle
Anaheim, CA 92806


Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof for the registration of 7,478,588 shares of Common Stock, $.01 par value (the "Shares"), of DDi Corp., a Delaware corporation (the "Company"). The Shares are issuable under the Company's 2000 Equity Incentive Plan, the Employee Stock Purchase Plan, the 1997 Details, Inc. Equity Incentive Plan, the Details, Inc. 1996 Employee Stock Option Plan, the Details, Inc. 1996 Performance Stock Option Plan, the Details Holdings Corp.-Dynamic Circuits 1996 Stock Option Plan and the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan (each a "Plan" and together the "Plans").

     We are familiar with the actions taken by the Company in connection with the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based on the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

                                   Very truly yours,

                                   /S/ Ropes & Gray

                                   Ropes & Gray